Exhibit 4.2

MERU NETWORKS, INC.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of the 28th day of January, 2010, by and among MERU NETWORKS, INC., a Delaware corporation (the “Company”) and each of the persons listed on Schedule A (each, a “Preferred Investor” and collectively, the “Preferred Investors”) and Ujjal Kohli, Vaduvur Bharghavan and Nicholas Mitsakos (collectively, the “Founders”).

W I T N E S S E T H

WHEREAS, the Company and the Preferred Investors are parties to that certain Registration Rights Agreement dated as of March 6, 2009 (the “Series E RR Agreement”) pursuant to which the Company granted registration rights to the Preferred Investors in connection with the purchase and sale of Series E Preferred Stock and Class A and Class B Warrants to purchase Common Stock;

WHEREAS, the Series E RR Agreement provides that the Series E RR Agreement may be amended by the Company and (i) Holders of a majority of the then outstanding Registrable Securities and (ii) holders of 72% of the Registrable Securities acquired pursuant to that certain Securities Purchase Agreement dated March 6, 2009 (all terms as defined in the Series E RR Agreement)(the “Requisite Holders”); and

WHEREAS, the Company and the undersigned holders who constitute the Requisite Holders desire to amend and restate the Series E RR Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Series E RR Agreement, such rights to apply only upon the effective time of an underwritten initial public offering of the Common Stock of the Company occurring prior to the first anniversary of the date hereof (the “Effective Time”);

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other consideration, the receipt and adequacy of which is hereby acknowledged, the Preferred Investors hereby agree that upon the Effective Time the
Series E RR Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

SECTION 1

Restrictions On Transferability Of Securities; Registration Rights

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified and includes without limitation any person meeting the definition of “affiliate” set forth in Rule 405 of the Securities Act.

Meru - AvR Registration Rights Agreement

(b) “Class A Warrants” shall mean the Class A Warrants to purchase Common Stock of the Company issued pursuant to that certain Securities Purchase Agreement dated as of March 6, 2009, as amended, among the Company and the investors named therein (“the Purchase Agreement”).

(c) “Class B Warrants” shall mean the Class B Warrants to purchase Common Stock of the Company issued pursuant to the Purchase Agreement.

(d) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(e) “Effective Time” shall have the meaning set forth in the third recital on the first page hereof.

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(g) “Holder” shall mean any person who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.10 hereof.

(h) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than ten percent (10%) of the outstanding Registrable Securities that are issued or issuable upon conversion of the Shares.

(i) “Investor” shall mean the Preferred Investors.

(j) “Other Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

(k) “Qualified Public Offering” shall mean the first sale of the Company’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act causing the automatic conversion of the Company’s Preferred Stock into Common Stock.

(l) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to (A) the conversion of the Shares, (B) the exercise of the warrant issued to Venture Lending & Leasing IV, LLC in connection with that certain Loan and Security Agreement dated as of September 30, 2005, (C) the exercise of the warrants issued to Silicon Valley Bank and Gold Hill Venture Lending 03, L.P. in connection with that certain Loan and Security Agreement effective as of November 30, 2007, (D) the exercise and conversion of any warrants issued to Rutberg & Co. (“Rutberg”) pursuant to that certain Engagement Letter dated September 26, 2008 between the Company and Rutberg, (E) the exercise of the Class A Warrants and Class B Warrants and (F) the exercise of the warrants to purchase Common Stock issued to Ujjal Kohli in September 2009; (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above, provided, however, that Registrable Securities shall not include any shares of Common Stock which have previously been registered or which have been sold to the public; and (iii) for the purposes of Sections 1.3 and 1.5 hereof only, and for no other purpose hereunder, Registrable Securities shall be deemed to include shares of Common Stock of the Company held by the Founders. A Holder of Registrable Securities need not convert such Registrable Securities into Common Stock Series E RR to requesting registration hereunder but may make such request in contemplation of conversion of such Registrable Securities into Common Stock Series E RR to the effectiveness of such registration.

(m) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(n) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration and the fees and disbursements of one counsel for the Holders selected by a majority in interest of the Holders selling stock pursuant to such registration, but shall not include Selling Expenses (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

(o) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(p) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(q) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(r) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

(s) “Shares” shall mean the Series A-1 Preferred Stock, the Series B Preferred Stock, including any such shares issued upon exercise of warrants to purchase Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, including any such shares issued upon exercise of warrants to purchase Series E Preferred Stock.

1.2 Requested Registration.

(a) Request for Registration. If the Company shall receive from Initiating Holders at any time or times following six (6) months after the effective date of an initial public offering of the Company’s Common Stock, a written request that the Company effect any registration with respect to all or a part of the Registrable Securities the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) exceed $5,000,000 the Company will:

(i) within ten (10) days of receipt thereof, give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, and in any event within sixty (60) days of receipt of such request, use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.2:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) After the Company has initiated three (3) such registrations pursuant to this Section 1.2(a) (counting for these purposes only (i) registrations which have been declared or ordered effective and pursuant to which securities have been sold and less than thirty-five percent (35%) of Registrable Securities requested to be included therein have not been excluded pursuant to Section 1.2(d) hereof, and (ii) registrations which have been withdrawn by the Holders as to which the Holders have not elected to bear the Registration Expenses pursuant to Section 1.4 hereof and would, absent such election, have been required to bear such expenses);

(C) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(D) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.5 hereof.

(b) Registration Statement. Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, and in any event within sixty (60) days after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for the period during which such disclosure would be seriously detrimental, provided that (except as provided in clause (C) above) the Company may not defer the filing for a period of more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period and the Company shall not register any securities for its own account or for the account of any other stockholder during such ninety (90) day period.

The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 1.2(d) hereof, include other securities of the Company, with respect to which registration rights have been granted, and may include securities of the Company being sold for the account of the Company.

(c) Underwriting. The right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds. Notwithstanding anything to the contrary in this Section 1, the Initiating Holders shall have the right to designate the lead underwriter of any such request for registration made pursuant to this Section 1.2.

(d) Procedures. If the Company shall request inclusion in any registration pursuant to Section 1.2 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 1.2, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 1 (including Section 1.11). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.2, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all holders of Registrable Securities that would otherwise be underwritten, and the number of shares to be included in the underwriting or registration shall be allocated among all Holders thereof, including Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company requested for inclusion by such Holder; provided, however, that any such limitation or cut back shall first be applied to all shares proposed to be sold in such underwriting that are not Registrable Securities. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 1.2(d), then the Company shall offer to all Holders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion in accordance with Section 1.12.

1.3 Company Registration.

(a) If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Section 1.2 or 1.5 hereof), other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.3(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by the Company within twenty (20) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i); provided, however, that any such underwriting must be led by a national (top-tier) underwriter(s). In such event, the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. If the registration is the first Company-initiated registered offering of the Company’s securities to the general public, the Company may limit, to the extent so advised by the underwriters, the amount of securities (including Registrable Securities) to be included in the registration by the Company’s stockholders (including the Holders), or may exclude, to the extent so advised by the underwriters, such underwritten securities entirely from such registration (provided that in such event no other holder of registration rights is entitled to registration of securities in such offering in preference to the Holders). If such registration is the second or any subsequent Company-initiated registered offering of the Company’s securities to the general public, the Company may limit, to the extent so advised by the underwriters, the amount of securities to be included in the registration by the Company’s stockholders (including the Holders); provided, however, that (i) in such event no other holder of registration rights is entitled to registration of securities in such offering in preference to the Holders and (ii) the aggregate value of the Registrable Securities to be included in such registration by the Holders may not be so reduced to less than thirty percent (30%) of the total value of all securities included in such registration. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section 1.12. If any person does not agree to the terms of any such underwriting, he shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.12 hereof.

1.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.2, 1.3 and 1.5 hereof shall be borne by the Company. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 1.2, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request, (b) a material adverse event occurs with respect to the operations or prospects of the Company following the making of such request or (c) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 1.2, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the Holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 1.2 to a demand registration. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

1.5 Registration on Form S-3.

(a) After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders); provided, however, that the Company shall not be obligated to effect any such registration if (i) the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $500,000, (ii) in the event that the Company shall furnish the certification described in paragraph 1.2(b)(ii) (but subject to the limitations set forth therein) or (iii) in a given twelve (12) month period, after the Company has effected two (2) such registration in any such period or (iv) it is to be effected more than seven (7) years after the Company’s initial public offering.

(b) If a request complying with the requirements of Section 1.5(a) hereof is delivered to the Company, the provisions of Sections 1.2(a)(i) and (ii) and Section 1.2(b) hereof shall apply to such registration. If the registration is for an underwritten offering, the provisions of Sections 1.2(c) and 1.2(d) hereof shall apply to such registration.

1.6 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

(a) Keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(e) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.2 hereof, the Company will enter into an underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions.

(h) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(i) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction and except as may be required by the Securities Act.

(j) Use its best efforts to comply with all applicable rules and regulations of the SEC.

(k) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to obtain the withdrawal of such order.

1.7 Indemnification.

(a) The Company will indemnify each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld, conditioned or delayed).

(b) Each Holder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall any indemnity under this subsection 1.7(b) plus any contribution under subsection 1.7(d) exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this subsection 1.7(d), together with any amounts paid under subsection 1.7(b), exceed the net proceeds from the offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder together with any amounts paid under subsection 1.7(b) exceed the net proceeds from the offering received by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

1.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Registrable Securities, furnish to the Holder forthwith, upon written request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

1.10 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 1 may be transferred or assigned by a Holder only to (a) a transferee or assignee of not less than twenty-five percent (25%) of such Holder’s Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) originally held by such transferring Holder; (b) any partner or retired partner of any Holder that is a partnership, any member, former member or retired member of any Holder that is a limited liability company or any other Affiliate of such Holder; (c) holder of more than one hundred thousand (100,000) shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); or (d) any member or former member of such Holder’s immediate family or a trust for the benefit of such Holder or members of such Holder’s immediate family, provided that the Company is given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes the obligations of such Holder under this Section 1 (a “Permitted Transferee”).

1.11 “Market Stand-Off” Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period (subject to such extension(s) as may be required by the underwriters in order to publish research reports while complying with Rule 2711 of the National Association of Securities Dealers, Inc.) following the effective date of a registration statement of the Company filed under the Securities Act, provided that such agreement shall only apply to the first such registration statement of the Company, including securities to be sold on its behalf to the public in an underwritten offering. The foregoing provisions of this Section 1.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

The obligations described in this Section 1.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period.

1.12 Allocation of Registration Opportunities. Subject to the provisions of Sections 1.2(d) and 1.3(b), in any circumstance in which all of the Registrable Securities and other shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with registration rights (the “Other Shares”) requested to be included in a registration on behalf of the Holders or other selling stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Other Shares shall be excluded, pro rata, until the aggregate number of shares of Registrable Securities and Other Shares may be included in such registration. If, after the complete exclusion of Other Shares from such registration, the aggregate number of shares of Registrable Securities cannot be so included as a result of such limitations, the number of shares of Registrable Securities held by the Founders shall be excluded, pro rata, until the aggregate number of shares of Registrable Securities may be included in such registration. If, after the complete exclusion of Registrable Securities held by the Founders from such registration, the aggregate number of remaining shares of Registrable Securities cannot be so included as a result of such limitations, the remaining shares of Registrable Securities shall be excluded, pro rata, until the aggregate number of shares of Registrable Securities may be included in such registration. In no event shall shares of Registrable Securities held by the Preferred Investors be excluded from such registration unless all Other Shares and all Registrable Securities held by the Founders have been completely excluded from such registration.

1.13 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.14 Termination of Registration Rights. The right of any Holder or Founder to request registration or inclusion in any registration pursuant to Section 1.2, 1.3 or 1.5 shall terminate upon the expiration of seven (7) years after the closing of a Qualified Public Offering. In addition, the right of any Holder or Founder to request registration or inclusion in any registration pursuant to Section 1.2, 1.3 or 1.5 shall be suspended during such times that all shares of Registrable Securities held upon conversion by such Holder may immediately be sold under Rule 144 during any three month period.

1.15 Limitations on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the
Series E RR written consent of the Holders of at least a majority of the Registrable Securities then outstanding, voting together as a single class on an as converted into Common Stock basis, enter into an agreement with any Holder or prospective Holder of any securities of the Company that would (i) grant such Holder or prospective Holder registration rights on a parity with or senior to those granted to the Holder hereunder or (ii) reduce the number of shares includable by the Holders of the Registrable Securities in any registration.

1.16 Obligations of the Company - Cooperation. In the event of any underwritten public offering, the Company shall cooperate with the Holders requesting registration pursuant to this Section 1, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the Holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the Holders, in efforts to sell the Registrable Securities under the offering (including without limitation, participating in “roadshow” meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company.

SECTION 2

Effectiveness of this Agreement; Coordination with Series E RR Agreement

2.1 The parties to this Agreement hereby agree that this Agreement shall supersede the Series E RR Agreement and shall be in full force in effect at the Effective Time, at which time the Series E RR Agreement shall terminate. In the event that the Effective Time has not occurred prior to the first anniversary of the date hereof, this Agreement shall have no force or effect and the Series E RR Agreement shall continue in effect by its terms.

SECTION 3

Miscellaneous

3.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without giving effects to the conflicts of law principles thereof.

3.2 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

3.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.4 Entire Agreement; Amendment; Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes all Series E RR agreements or understanding, whether written or oral, including without limitation the Series E RR Agreement. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company and Holders holding (i) a majority of the then outstanding Registrable Securities and (ii) 72% of the Registrable Securities

acquired pursuant to the Purchase Agreement, provided that any party may give a waiver as to itself. Any such amendment, waiver, discharge or termination shall be binding on the Founders, but in no event shall the obligations of the Founders hereunder be materially increased or the rights of the Founders hereunder be materially diminished, except upon the written consent of Holders of a majority of the Registrable Securities then held by Founders serving as employees, officers or directors of the Company. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.

3.5 Notices, etc. Unless otherwise provided, any notice required or permitted by any provision of this Agreement shall be given in writing addressed (a) in the case of a Founder to the Founder’s address as set forth in the Company’s records or such other address as the Founder may designate in writing ten (10) days Series E RR to any notice to be given hereunder, (b) in the case of the Company, to its principal office, Attention: Chief Executive Officer, or at such other address as the Company shall furnish to each Preferred Investor in writing ten (10) days Series E RR to any notice to be given hereunder, (c) in the case of any Preferred Investor at the address of such Preferred Investor as set forth in the Company’s records or such other address for such Preferred Investor as shall be designated by such Preferred Investor in writing ten (10) days Series E RR to any notice to be given hereunder, and (d) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as set forth in the Company’s records or such other address as designated in writing by such transferee to the Company ten (10) days Series E RR to any notice to be given hereunder. All such notices and other written communications shall be deemed effectively given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or if sent by telecopier, telex, telegram or other facsimile means, upon receipt of appropriate written confirmation of receipt, or five (5) days after deposit with the United States Postal Service by registered or certified mail, or one (1) day after deposit with next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice.

3.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

3.7 Rights; Separability. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.8 Information Confidential. Each Holder acknowledges that certain of the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental body. Notwithstanding the foregoing, any such Holder may disclose such confidential information to any former, current or prospective partner, limited partner, general partner or management company of such Holder (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Recipient”) or legal counsel, accountants or representatives for such Holder or Permitted Recipient.

3.9 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

3.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

* * *

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement effective as of the day and year first above written.

MERU NETWORKS, INC.,
a Delaware corporation

By	/s/ Ihab Abu-Hakima
Ihab Abu-Hakima
Chief Executive Officer

MERU NETWORKS, INC.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

SIGNATURE PAGE

SCHEDULE A

LIST OF INVESTORS

A&D Capital Corp.

Asia Pacific Century Venture Capital Ltd.

Asiagroup Worldwide Limited

BlueStream Ventures, L.P.

C&D Capital Corp.

China Power Venture Capital Co., Ltd.

CID Greater China Venture Capital Fund II, L.P.

ClearStone Venture Partners II-A, L.P.

ClearStone Venture Partners II-B, L.P.

ClearStone Venture Partners II-C, L.P.

D. E. Shaw Composite Side Pocket Series 5, L.L.C.

Dot-Edu Ventures I, L.P.

Evercore Capital Partners (NQ) L.P.

Evercore Capital Partners L.P.

Evercore Offshore Capital Partners L.P.

Evercore Venture Partners (NQ) L.P.

Evercore Venture Partners L.P.

Evergreen Venture Fund, LLC

GC&H Investments, LLC

Gold Hill Venture Lending 03, L.P.

Jorge del Calvo

Jumpstartup Venture Fund I, L.L.C.

Kamaljit Anand

Laminar Direct Capital, L.L.C.

Lehman Brothers Venture Capital Partners II, L.P.

Monitor Venture Managers Fund I, LLC

Monitor Venture Managers Fund I-A, L.L.C.

Monitor Venture Partners A, L.P.

Monitor Venture Partners I, L.P.

SA-1

Monitor Venture Partners I-A, L.P.

Monitor Venture Partners, L.P.

NeoCarta Scout Fund, L.L.C.

NeoCarta Ventures, L.P.

Nicholas Mitsakos

Nissho Electronics Corporation, Japan

NOX Technology, Inc.

NTT Finance 2007, L.P.

Rutberg & Company, LLC

Sam Ginn

Sierra Ventures Associates VII, L.L.C. as nominee for its members

Sierra Ventures Associates VIII, L.L.C. as nominee for its members

Sierra Ventures VII, L.P.

Sierra Ventures VIII-A, L.P.

Sierra Ventures VIII-B, L.P.

Silicon Valley Bank

Star Pacific Worldwide Limited

Tenaya Capital IV, LP

Tenaya Capital IV-C, L.P.

Tenaya Capital IV-P, L.P.

The Ujjal and Sarita Kohli Trust, dated 3-25-98

Ujjal Kohli

Vision Opportunity Master Fund, Ltd

SA-2